Exhibit 10.23

BIOSIG TECHNOLOGIES, INC.
12424 Wilshire Blvd, Suite 745
Los Angeles, CA 90025

October 14, 2013

Investors listed on signature page hereto

Re: Amendment Agreement

Ladies and Gentlemen:

Reference is made to that certain Securities Purchase Agreement, dated as of February 6, 2013 (the “Securities Purchase Agreement”), by and among BioSig Technologies, Inc., a Delaware corporation (the “Company”), and certain purchasers identified on the signature pages thereto, including the investors listed on the signature page hereto (the “Investors”), as amended to date, and that certain Amended and Restated Certificate of Incorporation of the Company, dated February 6, 2013 (the “Charter”), as amended to date.  All capitalized terms in this letter (the “Letter Agreement”) shall have the meanings assigned to them under the Securities Purchase Agreement, unless otherwise defined herein.

The Company is contemplating entering into a transaction pursuant to the terms set forth on the term sheet attached hereto as Exhibit A (the “New Financing Transaction”).  Amendments may be made to each of the Securities Purchase Agreement and the Charter by written instrument signed by the Company and the Purchasers holding at least 67% in interest of the Securities outstanding, which Purchasers must include Alpha Capital Anstalt. By signature and countersignature below, the Company and the Investors agree to the following:

1)
The definition of “Exempt Issuance” in the Securities Purchase Agreement shall be amended to add the following at the end of the definition: “or (d) securities pursuant to such transaction entered into by the Company pursuant to the terms set forth on the term sheet attached as Exhibit A to the letter agreement between the Company and certain Purchasers, dated October 14, 2013”.  If the Company issues any securities pursuant to the New Financing Transaction that include any ratchet anti-dilution protection rights, the Company shall grant such similar rights to the Investors.

2)	The Charter shall be amended as set forth on Exhibit B hereto.

3)
In consideration of each Investor’s agreement to the above sections 1 and 2, the Company shall issue to each Investor a five-year warrant, in the form of the Warrant, to purchase that number of shares of Common Stock equal to a fraction, (i) the numerator of which shall be the number of Underlying Shares with respect to the Preferred Stock acquired by such Investor under the Securities Purchase Agreement, and (ii) the denominator of which shall be four (4) (the “October Amendment Warrant”).

Except as modified pursuant hereto, no other changes or modifications to either the Securities Purchase Agreement or the Charter are intended or implied and in all other respects the Securities Purchase Agreement and the Charter are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of a conflict between the terms of this Letter Agreement and the Securities Purchase Agreement, the terms of this Letter Agreement shall control. The Securities Purchase Agreement and this Letter Agreement shall be read and construed as one agreement.

Please return an executed, counter-signed copy of this Letter Agreement to Laidlaw & Company (UK) Ltd., either (i) by facsimile transmission by fax at (212) 297-0670, or (ii) by e-mail to your Laidlaw representative by 11:59 p.m. New York time, on October 16, 2013.

[Signature Page Follows]

[Signature Page to Side Letter]

Very truly yours,
BioSig Technologies, Inc.

By: /s/ David J. Drachman
Name: David J. Drachman
Title: Chief Executive Officer

Acknowledged and Agreed:

Name of Investor:	Names of Investors (if held jointly, as tenants in common, or as community property):

By:______________________________	By: __________________________
Name:	Name:
Title:	Title:

By: __________________________
Name:
Title:

EXHIBIT A

[Term Sheet]

CONFIDENTIAL

Term Sheet

Issuer:	BioSig Technologies, Inc. (the “Company”)

Security:	Common Stock, par value $.001 per share (the “Common Stock”)

Issuance Amount:	A minimum of $500,000 and a maximum of $5 million with a $2 million overallotment option..

Price Per Share:
A price per share based on a targeted pre-money valuation of the Company of $36 million, which will equal a price of $2.45 per share (calculated on a fully diluted basis, including Common Stock underlying warrants issued to warrantholders pursuant to the Amendment Letter Agreement, dated October 14, 2013)

Termination Date:	The offering will be completed by December 31, 2013, with an extension to January 31, 2014 at the option of Laidlaw & Company (UK) Ltd.

Warrants:
The investors shall receive 50% warrant coverage for the shares of Common Stock issued at the closing. These warrants shall have an exercise price based on a targeted $54 million valuation of the Company, which will equal an exercise price of $3.67 per share (calculated on a fully diluted basis, including Common Stock underlying warrants issued to warrantholders pursuant to the Amendment Letter Agreement, dated October 14, 2013). Warrant shall be cashless exercise and have a term of 5 years. In addition, the warrant shall contain a provisions that protects their holders against dilution by adjustment of the purchase price and shares exercisable in certain events such as stock dividends, stock splits and other similar events.

Registration Rights
Client will be required to file within 45 days of the Offering Termination Date (the “Filing Deadline”) a registration statement (the “Registration Statement”) registering for resale all shares of Common Stock of Client issued as part of the Units and all shares of shares of Common Stock of Client issuable upon exercise of the Investor Warrants and Laidlaw Warrants (collectively, the “Registrable Shares”) The Client also agrees that holders of the Registrable Shares will hold the right of being removed last from the Registration Statement as a result of an SEC review. The holders of any Registrable Shares removed from the Registration Statement as a result of a Rule 415 or other comment from the SEC shall have “piggyback” registration rights for such Registrable Shares with respect to any registration statement filed by Client following the effectiveness of the Registration Statement which would permit the inclusion of such Registrable Shares. Company has agreed to use its reasonable best efforts to have the Registration declared effective within 30 days of being notified by the SEC that the Registration Statement will not be reviewed by the SEC (and in such case of no SEC review, not later than 60 days after the Filing Deadline) or within 180 days after the Filing Deadline in the event the SEC provides comments to the Registration Statement (the “Effectiveness Deadline”).

CONFIDENTIAL

If the Registration Statement is not filed on or before the Filing Deadline or declared effective on or before the Effectiveness Deadline or after the effective date of a Registration Statement, such Registration ceases for any reason to remain continuously effective as to all Registrable Securities included in such registration statement, or the holders are otherwise not permitted to utilize the prospectus therein to resell such Registrable Securities, for more than ten (10) consecutive calendar days or more than an aggregate of fifteen (15) calendar days (which need not be consecutive calendar days) during any 12-month period (the “Continuing Effectiveness”), then the Company shall pay to each holder of Registrable Shares an amount in cash equal to one-percent (1.0%) of such holder’s investment in the Offering on every thirty (30) day anniversary of such Filing Deadline failure, Effectiveness Deadline failure, or Continuing Effectiveness failure until such failure is cured. The payment amount shall be prorated for partial thirty (30) day periods. The maximum aggregate amount of payments to be made by the Client as the result of such failures, whether by reason of a Filing Deadline failure, Effectiveness Deadline failure Continuing Effectiveness failure, or any combination thereof, shall be an amount equal to 3% of each holder’s investment amount. Notwithstanding the foregoing, no payments shall be owed with respect to any period during which all of the holder’s Registrable Shares may be sold by such holder under Rule 144 without volume or manner-of-sale restrictions pursuant to Rule 144. Moreover, no such payments shall be due and payable with respect to any Registrable Shares if Client is unable to register due to limits imposed by the SEC’s interpretation of Rule 415 under the Securities Act.

The Client shall maintain the Registration Statement until all Registrable Securities covered by such Registration Statement have been sold, thereunder or pursuant to Rule 144 or until Rule 144 of the Securities Act is available to investors without volume or manner-of-sale restrictions pursuant to Rule 144, whichever is earlier.

Use of Proceeds:	General corporate purposes including growth initiatives and capital expenditures.

Governing law:	State of Delaware

Closing:	Closing will occur promptly upon negotiation of mutually acceptable definitive documentation.

Conditions to Closing:
Conditions to closing in favor of the Company: (i) execution and delivery of the transaction documents; (ii) delivery of the purchase price; (iii) representations and warranties of the investors are true and correct as of the closing; and (iv) the investors have satisfied all covenants required to be satisfied at or prior to the closing.

Conditions to closing in favor of the investors: (i) execution and delivery of the transaction documents; (ii) representations and warranties of the investors are true and correct as of the closing; (iii) the Company has satisfied all covenants required to be satisfied at or prior to the closing; (iv) an opinion from the Company’s counsel in a form agreed to by the parties, (v) delivery of the securities; (vi) board resolutions approving the transactions; (vii) good standing certificate of the Company; and (viii) transfer agent instructions have been delivered to and acknowledged by the Company’s transfer agent.

Confidentiality:
This term sheet is confidential, and none of its provisions or terms shall be disclosed to anyone who is not a prospective purchaser of the securities contemplated herein, an officer or director of the Company or their agent, adviser, or legal counsel, unless required by law.

Documentation:
The definitive documentation shall contain such additional and supplementary provisions, including, without limitation, certain representations, warranties, covenants, payments and remedies as are appropriate to preserve and protect economic benefits intended to be conveyed to the Company and the investors pursuant hereto.

EXHIBIT B

CERTIFICATE OF THIRD AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
BIOSIG TECHNOLOGIES, INC.

BioSig Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That the name of the Corporation is BioSig Technologies, Inc.

SECOND: That the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 21, 2011.

THIRD:  That the Corporation’s Amended and Restated Certificate of Incorporation (the “Charter”) was filed with the Secretary of State of the State of Delaware on February 6, 2013.

FOURTH:  That the Board of Directors of the Corporation has duly adopted resolutions proposing to amend the Charter, and that said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.  This Certificate of Amendment amends the provisions of the Charter as set forth herein.

FIFTH:  That the text of the Charter is hereby amended as follows:

1.	In Exhibit C of the Charter, the definition of “Exempt Issuance” shall be deleted in its entirety and replaced with the following:

“ “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees , officers or directors of the Corporation pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Purchase Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Purchase Agreement, provided that such securities have not been amended since the date of the Purchase Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of any such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.”

2.	In Exhibit C of the Charter, the definition of “Permitted Indebtedness” shall be deleted in its entirety and replaced with the following:

“ “Permitted Indebtedness” means (a) the Indebtedness existing on the Original Issue Date (or committed to and final terms agreed to on the Original Issue Date) and set forth on Schedule 3.1(z) attached to the Purchase Agreement, and (b) lease obligations and purchase money indebtedness of up to $500,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets.”

[Signature Page to Follow]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this __ day of October, 2013.

BIOSIG TECHNOLOGIES, INC.

By:
David Drachman
Chairman and Chief Executive Officer